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INVESTOR Q&A

NORTHERN FUNDS/NORTHERN TRUST LOGO

Q&A
NORTHERN GLOBAL COMMUNICATIONS FUND MERGER

On or about June 20, 2003, the Northern Global Communications Fund will be reorganized, or merged, into the Northern Technology Fund. This merger is subject to approval at the shareholder meeting scheduled for June 19, 2003. The following questions and answers provide information on the merger and the changes that will be taking place.

Q. WHY IS THE NORTHERN GLOBAL COMMUNICATIONS FUND BEING MERGED INTO THE NORTHERN TECHNOLOGY FUND?

A. The Board of Trustees believes the reorganization is in the best interests of the Global Communications Fund and that the interests of the Fund's shareholders will not be diluted as a result of the reorganization. In considering this issue, you should note:

     -- The Funds have similar investment strategies. The investment strategy of the Technology Fund focuses on technology business activities, which includes but is not limited to communications.

     -- The Funds have similar portfolio managers. John B. Leo, who is director of U.S. equities for Northern Trust, is the manager of the Global Communications Fund. He is also the manager of the Technology Fund, along with George J. Gilbert. Biographies for both managers can be found on northernfunds.com.

     -- Historically, the Technology Fund's total annual net operating expense ratio has been lower than the Global Communication Fund's ratio. Currently, this ratio (after voluntary fee waivers and expense reimbursements) is 1.25% for the Technology Fund, as compared to 1.30% for the Global Communications Fund.

More detailed information about the Funds can be found in the Proxy Statement/Prospectus sent to you in April, and on the Fund Performance pages of northernfunds.com.

Q. WHEN WILL THE MERGER TAKE PLACE?

A. The Global Communications Fund will merge into the Technology Fund on or about June 20, 2003. The merger will take place at the close of business, after all transactions have been processed for the day.

Q. HOW WILL I KNOW THE MERGER HAS TAKEN PLACE?

A. We will send you a statement confirmation immediately following the merger reflecting the date the merger took place, the number of shares you had in the Global Communications Fund, the number of shares acquired in the Technology Fund as a result of the merger, and the share prices for both Funds on that date.

Q. HOW MANY SHARES OF THE TECHNOLOGY FUND WILL I RECEIVE?

A. The total value of your Global Communications Fund shares will be used to purchase the same value in shares of the Technology Fund. For example, if your shares are worth $10,000 at the close of business on

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June 20, then you'll receive $10,000 worth of Technology Fund shares. Because the net asset value, or price per share, is different for each Fund, the number of shares you receive for the Technology Fund will be different than the number of shares you owned for the Global Communications Fund. So while your total value doesn't change, the number of shares you own will.

Also, you should know that the net asset value (share price) used to calculate the total value is calculated to six decimal places. So if you try to calculate the total value on June 21 by using the price quoted in the newspaper, you may end up with a different amount due to rounding. You'll see the actual amount used for the merger on the statement confirmation that will be sent to you after the merger has been completed.

Q. WILL I BE TAXED ON THIS MERGER?

A. Unlike an ordinary exchange, which may be subject to a capital gains tax, this merger is recognized by the Internal Revenue Service as a tax-free transaction for federal income tax purposes. So while you may receive a tax form for other activity in your accounts, you will not receive one for the fund merger. Note also that any 2003 tax forms you receive next January will include the activity for your Global Communications Fund account from January 1, 2003 to June 20, 2003, and for your Technology Fund account from June 20, 2003 to December 31, 2003. Again, the fund merger will be a tax-free transaction, so it will not appear on your tax forms.

Q. WILL MY ACCOUNT NUMBER CHANGE?

A. Yes. The Technology Fund account you acquire as a result of the merger will have a new account number assigned to it. A confirmation of the merger will be sent to you after June 20 with the new number. However, if you have an existing Technology Fund account with the same owners and Social Security number as your Global Communications Fund account, the merger will be made into that existing Technology Fund account.

Q. WILL MY ACCOUNT PRIVILEGES TRANSFER TO THE NEW ACCOUNT?

A. Yes. Any privileges that you have on your current Global Communications Fund account will transfer to your new Technology Fund account. This includes your dividend and capital gain options. And, if you have Private Passport access for your current account, you will have the same access for your new account.

There are two exceptions:

     -- If you have an existing Technology Fund account, the privileges on that account will remain in place and unchanged.

     -- Also, while automatic investment plan privileges will be transferred to new accounts, you will need to call your Relationship Manager or the Northern Funds Center to reactivate the plan. All automatic investment plans were deactivated when it was announced that the Fund was merging.

Q. WHERE CAN I FIND OUT MORE INFORMATION ABOUT THE TECHNOLOGY FUND?

A. Fund objectives, manager commentary and the most recent performance information can be found at northernfunds.com. We also encourage you to take a look at the Northern Funds Equity Prospectus, which includes more complete information about all of our equity funds. The prospectus can be downloaded from northernfunds.com, or you can request a copy from your Relationship Manager or the Northern Funds Center.

Q. WHAT ACTION DO I NEED TO TAKE?

A. There are two steps Global Communications Fund shareholders need to take. The first is to vote your proxy:

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     --  By telephone at 800/690-6903, using the control number found on your vote card;

     --  Online at www.proxyweb.com using the control number;

     --  By mail to ADP Proxy Tabulator, P.O. Box 9122, Hingham, MA 02043; or

     -- In person at the shareholder meeting on June 19, 2003 at 9:30 a.m. Central time at The Northern Trust Company, 6th floor, 50 South LaSalle Street, Chicago, IL 60603.

The second is if you have an automatic investment plan, call your Relationship Manager or the Northern Funds Center to reactivate the plan on your new account.

Q. WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE MERGER OR MY GLOBAL COMMUNICATIONS FUND ACCOUNT?

A. Contact your Relationship Manager (their phone number is listed on your Northern Funds account statements), or call the Northern Funds Center at 800/595-9111 weekdays from 7:00 a.m. to 7:00 p.m. Central time.

(C)2003 Northern Funds
Northern Funds Distributors, LLC, not affiliated with Northern Trust.

Northern Funds with Northern Trust Logo

50 South LaSalle Street
P.O. Box 75986
Chicago, IL 60675-5986
800/595-9111
northernfunds.com

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